EXHIBIT 5.1(a)

Weil, Gotshal & Manges LLP 767 FIFTH AVENUE NEW YORK, NY 10153-0119 (212) 310-8000 FAX: (212) 310-8007	AUSTIN BEIJING BOSTON BUDAPEST DALLAS FRANKFURT HONG KONG HOUSTON LONDON MIAMI MUNICH PARIS PRAGUE PROVIDENCE SHANGHAI SILICON VALLEY WARSAW WASHINGTON, D.C. WILMINGTON

February 11, 2009
L-1 Identity Solutions, Inc.

177 Broad Street, 12th Floor

Stamford, CT 06901

Ladies and Gentlemen:

We have acted as counsel to L-1 Identity Solutions, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended, in connection with the registration of an additional 2,305,693 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company and an indeterminate number of plan interests pursuant to the terms of the L-1 Identity Solutions, Inc. 401(k) Plan (the “L-1 Plan”) and 800,000 shares of Common Stock pursuant to the terms of the SpecTal 401(k) Plan (the “SpecTal Plan” and, together with the L-1 Plan, the “Plans”). This opinion letter relates only to the shares reserved for original issuance by the Company pursuant to the Plans - 1,200,000 shares of Common Stock pursuant to the L-1 Plan and 800,000 shares of Common Stock pursuant to the SpecTal Plan (collectively, the “Shares”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated By-Laws of the Company; (iii) the Registration Statement; (iv) the Plans; and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the 2,000,000 Shares being registered for original issuance pursuant to the Plans have been duly authorized and, when issued and delivered in accordance with the terms of the Plans as employer contributions, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/  Weil, Gotshal & Manges LLP